As filed with the Securities and Exchange Commission on August 4, 2016
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933
ASPEN INSURANCE HOLDINGS LIMITED
(Exact name of registrant as specified in its charter)

Bermuda (State or other jurisdiction or incorporation or organization)	Not Applicable (I.R.S. Employer Identification Number)
___________________________________________________________
141 Front Street
Hamilton HM 19
Bermuda
(Address of Principal Executive Offices)
___________________________________________________________
Aspen Insurance Holdings Limited
2016 Stock Incentive Plan for Non-Employee Directors
(Full title of the plan)
___________________________________________________________
C T Corporation System
111 Eighth Avenue
New York, NY 10011
(212) 894-8940
(Name, address and telephone number, including area code, of agent for service)
___________________________________________________________
Copies to:

Michael Groll, Esq. Michael A. Katz, Esq. Willkie Farr & Gallagher LLP 787 Seventh Avenue New York, New York 10019-6099 (212) 728-8000	Joseph D. Ferraro, Esq. Willkie Farr & Gallagher LLP CityPoint 1, Ropemaker Street London EC2Y 9AW +44 203 580 4707
___________________________________________________________
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):
Large accelerated filer ☒ Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company) Smaller reporting company ☐
CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price	Amount of registration fee
Ordinary shares, par value $0.15144558 per share	263,695	$45.51	$12,000,759.45	$1,208.48

(1)
This Registration Statement on Form S-8 (this “Registration Statement”) covers 263,695 ordinary shares, par value $0.15144558 per share (“Ordinary Shares”), of Aspen Insurance Holdings Limited (the “Registrant”), which may be issued under the Registrant’s 2016 Stock Incentive Plan for Non-Employee Directors (the “2016 Plan”), which was adopted by the Registrant’s Board of Directors to be effective April 21, 2016, subject to approval by the Registrant’s shareholders. In addition, this Registration Statement covers an indeterminable number of additional Ordinary Shares as may hereafter be offered or issued pursuant to the 2016 Plan to prevent dilution resulting from stock splits, stock dividends or similar transactions effected without the receipt of consideration and pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”).

(2)
Estimated solely for calculating the amount of the registration fee, pursuant to Rules 457(c) and 457(h) under the Securities Act, based upon the average of the high and low prices per share of the Ordinary Shares on August 2, 2016, as reported by The New York Stock Exchange.

EXPLANATORY NOTE
This Registration Statement on Form S-8 (this “Registration Statement”) is filed by Aspen Insurance Holdings Limited (the “Registrant”) to register 263,695 ordinary shares, par value $0.15144558 per share (“Ordinary Shares”), of the Registrant, which may be issued under the Registrant’s 2016 Stock Incentive Plan for Non-Employee Directors (the “2016 Plan”), which was adopted by the Registrant’s Board of Directors to be effective April 21, 2016, subject to approval by the Registrant’s shareholders. On April 21, 2016, at the Registrant’s 2016 Annual General Meeting of Shareholders, the Registrant’s shareholders approved the 2016 Plan to succeed the Aspen Insurance Holdings Limited 2006 Stock Incentive Plan for Non-Employee Directors (the “2006 Plan”). Upon shareholder approval of the 2016 Plan, the 2016 Plan replaced the 2006 Plan and no additional awards will be made under the 2006 Plan.
Concurrently with this Registration Statement, the Registrant is filing a post-effective amendment to the Registrant’s prior Registration Statement on Form S-8 (File No. 333-136441), filed with the United States Securities and Exchange Commission (the “Commission”) on August 9, 2006, to deregister all Ordinary Shares that remain unsold under the 2006 Plan, which remains in effect only with respect to previously granted awards.
Part I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
The documents containing the information specified in Part I of Form S-8 have been or will be sent or given to participating employees as specified in Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”), in accordance with the rules and regulations of the Commission. Such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.
Part II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents By Reference
The following documents, filed with the Commission by the Registrant, are incorporated by reference into this Registration Statement:

(a)	the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015, filed with the Commission on February 19, 2016;

(b)	the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2016, filed with the Commission on April 28, 2016;

(c)	the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2016, filed with the Commission on August 4, 2016;

(d)	the Registrant’s Current Reports on Form 8-K filed with the Commission on February 4, 2016, April 22, 2016, May 18, 2016, June 30, 2016 and July 27, 2016; and

(e)
the description of the Ordinary Shares contained in the Registrant’s Registration Statement on Form 8-A (File No. 001-31909), filed with the Commission on November 25, 2003, including any amendment or report filed for the purpose of updating such description.

In addition, all documents, reports and definitive proxy or information statements filed by the Registrant with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all of the securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of the filing of such documents with the Commission; provided, however, that documents, reports and definitive proxy or information statements, or portions thereof, which are “furnished” and not “filed” in accordance with the rules of the Commission shall not be deemed incorporated by reference into this Registration Statement unless the Registrant expressly provides to the contrary that such document or information is incorporated by reference into this Registration Statement.
Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein (or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part of this Registration Statement except as so modified or superseded.

Item 4.	Description of Securities
Not applicable.

Item 5.	Interests of Named Experts and Counsel
Not applicable.

Item 6.	Indemnification of Directors and Officers
Bye-Law 145 of the Registrant’s bye-laws provides, among other things, that, subject to certain provisos, every director, officer, resident representative, member of a committee duly constituted under its bye-laws and any liquidator, manager or trustee for the time being acting in relation to the affairs of the Registrant, and his heirs, executors and administrators (“Indemnified Person”) shall be indemnified and held harmless out of the assets of the Registrant against all actions, costs, charges, liabilities, loss, damage or expense (including but not limited to liabilities under contract, tort and statute or any applicable foreign law or regulation and all reasonable legal and other costs and expenses properly payable) incurred or suffered by him by reason of any act done, conceived in or omitted in the conduct of the Registrant’s business or in the discharge of his duties. The indemnity contained in Bye-Law 145 extends to any Indemnified Person of the Registrant acting in any office or trust in the reasonable belief that he has been appointed or elected to such office or trust notwithstanding any defect in such appointment or election provided that the indemnity contained in Bye-Law 145 shall not extend to any matter which would render it void under the Bermuda Companies Act 1981, as amended (the “Companies Act”).
Bye-Law 149 of the Registrant’s bye-laws provides that each shareholder and the Registrant agree to waive any claim or right of action he or it may at any time have, whether individually or by or in the right of the Registrant, against any Indemnified Person on account of any action taken by such Indemnified Person or the failure of such Indemnified Person to take any action in the performance of his duties with or for the Registrant. Such waiver shall not apply to any claims or rights of action arising out of the fraud of such Indemnified Person or to recover any gain, personal profit or advantage to which such Indemnified Person is not legally entitled.
The Companies Act provides that a Bermuda company may indemnify its directors and officers in respect of any loss arising or liability attaching to them as a result of any negligence, default, breach of duty or breach of trust of which they may be guilty. However, the Companies Act also provides that any provision, whether contained in the Registrant’s bye-laws or in a contract or arrangement between the Registrant and the director or officer, indemnifying such director or officer against any liability which would attach to him in respect of his fraud or dishonesty will be void.
The Registrant has purchased directors and officers liability insurance policies. Such insurance will be available to the Registrant’s directors and officers in accordance with its terms. In addition, certain directors may be covered by directors and officers liability insurance policies purchased by their respective employers, subject to the limitation of the policy terms.

Item 7.	Exemption From Registration Claimed
Not applicable.

Item 8.	Exhibits
The Exhibits to this Registration Statement are listed on the Exhibit Index and incorporated herein by reference.

Item 9.	Undertakings
(a) The undersigned registrant hereby undertakes:
(1)To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)
    To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;
(ii)
    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof), which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§ 230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;
(iii)
    to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided, however, That paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8 (§ 239.16b of this chapter), and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Exchange Act of 1934 (15 U.S.C. 78m or 78o(d)) that are incorporated by reference in the registration statement.
(2)That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hamilton, Bermuda, on the 4th day of August, 2016.
ASPEN INSURANCE HOLDINGS LIMITED

By:	/s/ Christopher O’Kane Christopher O’Kane Group Chief Executive Officer
POWER OF ATTORNEY
The undersigned do hereby constitute and appoint Christopher O’Kane and Scott Kirk, and each of them, our true and lawful attorneys and agents, to sign for us or any of us in our names and in the capacities indicated below, any and all amendments (including post- effective amendments) to this Registration Statement, or any related registration statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act, and to file the same, with all exhibits thereto and other documents required in connection therewith, and to do any and all acts and things in our names and in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable Aspen to comply with the Securities Act and any rules, regulations and requirements of the Commission, in connection with this Registration Statement; and we do hereby ratify and confirm all that the said attorneys and agents, or either of them, shall do or cause to be done by virtue hereof.

[Signatures to appear on the following page(s).]

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Name	Title	Date

By: /s/ Glyn Jones Glyn Jones	Chairman and Director	August 4, 2016

By: /s/ Christopher O’Kane Christopher O’Kane	Group Chief Executive Officer and Director (Principal Executive Officer)	August 4, 2016

By: /s/ Scott Kirk Scott Kirk	Group Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	August 4, 2016

By: /s/ Liaquat Ahamed Liaquat Ahamed	Director	August 4, 2016

By: /s/ Albert Beer Albert Beer	Director	August 4, 2016

By: /s/ John Cavoores John Cavoores	Director	August 4, 2016

By: /s/ Gary Gregg Gary Gregg	Director	August 4, 2016

By: /s/ Heidi Hutter Heidi Hutter	Director	August 4, 2016

By: /s/ Gordon Ireland Gordon Ireland	Director	August 4, 2016

By: /s/ Karl Mayr Karl Mayr	Director	August 4, 2016

By: /s/ Bret Pearlman Bret Pearlman	Director	August 4, 2016

By: /s/ Ronald Pressman Ronald Pressman	Director	August 4, 2016

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES
Pursuant to the requirements of the Securities Act, the undersigned, the duly authorized representative in the United States of the Registrant, has signed this Registration Statement in New York, New York, on August 4, 2016.
AUTHORIZED U.S. REPRESENTATIVE

By:	/s/ Kerian Bunch Kerian Bunch Executive Vice President, General Counsel Aspen U.S. Holdings, Inc.

EXHIBIT INDEX

Exhibit No.	Description	Incorporated by Reference				Filed Herewith
		Form	File No.	Exhibit	Filing Date
5.1	Opinion of Appleby (Bermuda) Limited					X
23.1	Consent of KPMG LLP – Independent Registered Public Accounting Firm					X
23.2	Consent of KPMG Audit plc – Independent Registered Public Accounting Firm					X
23.3	Consent of Appleby (Bermuda) Limited (included as part of Exhibit 5.1)					X
24.1	Power of Attorney (included on signature page of this Registration Statement)					X
99.1	Aspen Insurance Holdings Limited 2016 Stock Incentive Plan for Non-Employee Directors	DEF 14A	001-31909	App. B	March 10, 2016
99.2	From F-N (filed concurrently with this Registration Statement)	F-N	333-		August 4, 2016